Exhibit 10.15

Phase Forward Incorporated

Summary of Cash and Equity Compensation Practices for Non-Employee Directors
(Effective January 1, 2008)

Cash Compensation

Annual retainer for Board membership(1)	$30,000

Audit and Finance Committee(2)
Annual retainer for committee membership	$12,000
Additional retainer for committee chair	$8,000

Management Development and Compensation Committee(3)
Annual retainer for committee membership	$7,000
Additional retainer for committee chair	$8,000

Governance, Nominating and Compliance Committee(3)
Annual retainer for committee membership	$7,000
Additional retainer for committee chair	$4,000

(1)             Annual Retainer for Board service covers four regular Board meetings and one special Board budget meeting.

(2)             Annual Retainers for Audit and Finance Committee service cover six regular meetings of the committee.

(3)             Annual Retainers for Management Development and Compensation Committee service and Governance, Nominating and Compliance Committee service cover four regular meetings of each committee.

For additional meetings not included in the annual retainers listed above:

Board Meeting Fees (per meeting)	$1,000/in person; $500/telephone
Committee Meeting Fees (per meeting)	$1,000/in person; $500/telephone

Equity Compensation

Upon the initial election to the Board of Directors, each non-employee member receives a one-time grant of $150,000 worth of restricted stock units under the Phase Forward Incorporated 2004 Stock Option and Incentive Plan (the “2004 Plan”).

All non-employee Board members are eligible to receive an annual grant of $75,000 worth of restricted stock units under the 2004 Plan.

All restricted stock unit awards granted to non-employee Board members vests as follows: 50% on second anniversary of the grant and an additional 25% on each of the third and fourth anniversary of the date of grant. In the event of a change in control of the Registrant, all restricted stock unit awards granted to a non-employee Board member would vest in full upon such change in control.

In addition to the cash and equity compensation described above, all members of the Registrant’s Board will be reimbursed for reasonable out-of-pocket expenses incurred in attending meetings of the Board of Directors.